FOURTH AMENDMENT TO
AGREEMENT OF PURCHASE AND SALE

THIS FOURTH AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (this “Fourth Amendment”) is made effective for all purposes as of December 17, 2013, by and between CRI HOTEL INCOME OF MINNESOTA, LLC, a Delaware limited liability company ("Seller"), and UNITED PROPERTIES INVESTMENT LLC, a Minnesota limited liability company ("Buyer").

WHEREAS, Seller and Buyer previously entered into that certain Purchase and Sale Agreement dated as of September 10, 2013, as amended by that certain First Amendment to Purchase and Sale Agreement dated November 5, 2013, and that certain Second Amendment to Purchase and Sale Agreement dated November 21, 2013, and that certain Third Amendment to Purchase and Sale Agreement dated December 16, 2013 (as amended, the “Agreement”); and

WHEREAS, Seller and Buyer desire to amend the Agreement as provided in this FourthAmendment.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Incorporation of Recitals. The recitals to this Fourth Amendment are fully incorporated herein by this reference thereto with the same force and effect as though restated herein.

2.Capitalized Terms. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings given thereto in the Agreement.

3.Right of Inspection. Notwithstanding the provisions of Section 3.1 or any provision of the Agreement to the contrary, the parties hereby modify the Agreement to acknowledge the following: (i) the Inspection Period began on the Effective Date and shall expire at 5:00 p.m. (cst) on December 18, 2013 and the Buyer shall have no further extension rights with respect to the Inspection Period; and (ii) the entire Deposit shall remain refundable until expiration of the Inspection Period at 5:00 p.m. (cst) on December 18, 2013, at which time the entire Deposit shall become non-refundable to the Buyer, except in the event of Seller’s failure to perform its obligations under this Agreement, title objection, casualty, condemnation, failure to obtain the Estoppel Certificate or SNDA, failure of Buyer to obtain the franchise agreement or management agreement as set forth in Section 4.17, or change in Seller’s representations as set forth in Section 5.2, in which event the Deposit shall be distributed as set forth in the Agreement.

4.Ratification. Except as modified hereby, the Agreement is hereby ratified, confirmed and reaffirmed in all respects.

5.Governing Law. This Fourth Amendment shall be governed by, and construed in accordance with, the laws of the State of Minnesota.

6.Binding. This Fourth Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

7.Counterparts. This Fourth Amendment may be executed in counterparts.

(Balance of Page Intentionally Left Blank)
IN WITNESS WHEREOF, Seller and Buyer have executed this Fourth Amendment by their duly authorized representatives as of the date first set forth above.

SELLER:

CRI HOTEL INCOME OF MINNESOTA, LLC,
a Delaware limited liability company

By:    CRI Hotel Income Partners, L. P.,
its sole member

By:    CRICO Hotel Associates I, L. P.,
its General Partner

By:    C.R.I., Inc., its General Partner

By:
Michael F. Murphy
Senior Vice President

BUYER:

UNITED PROPERTIES INVESTMENT LLC,
a Minnesota limited liability company

By:
Brandon Champeau
Assistant Vice President

By:
Name:
Title: